Paulo Diniz
Rua Visconde de Nacar 150/2nd floor
05685-010 Sao Paulo, SP, Brazil

February 11, 2011

Re: Offer of Employment with Amyris Brasil.

Dear Paulo:

On behalf of Amyris, Inc. ("Amyris US"), I am delighted to offer to you employment with Amyris, Brasil ("Amyris Brasil"). If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris Brasil will commence on March 1, 2011 or a mutually agreeable date, under the following terms:

1. Position
You will be employed full-time as Chief Executive Officer, Amyris Brasil reporting to me, Chief
Executive Officer, Amyris US.

2. Salary
Your base salary will be USD$ 400,000.00 per year (USD$ 33,333.33 per month) payable in accordance with Amyris Brasil's regular payroll schedule. Your salary will be subject to adjustment from time to time pursuant to Amyris Brasil's employee compensation policies then in effect.

3. Bonus
You will be eligible for a performance based bonus. Subject to the approval of the Board, your annual bonus target will be a total of USD$ 200,000.00. Such bonus will be payable provided that (i) you achieve certain mutually agreed performance objectives which shall be established during the first month of your employment with Amyris Brasil, (ii) you are still employed by Amyris Brasil at year-end and when the bonus is paid out. Such bonus shall be paid no later than March 15 of the year following the year in which the bonus is earned. For the calendar year 2011, the full bonus will be paid to you no later than March 15, 2012.

4. Signing Bonus
You will also receive a one-time signing bonus in the amount of USD$ 100,000.00. This entire amount will be repayable by you to Amyris Brasil in full in the event you voluntarily terminate your employment prior to the completion of one (1) year of service with Amyris Brasil.

5. Equity
Amyris US will recommend to its Board of Directors that you be granted an option to purchase 250,000 shares of common stock of Amyris US at the fair market value of the common stock on the date of Board approval. Such shares would vest as follows: (i) twenty percent (20%) upon completion of your twelfth (12th) month of employment, and (ii) the balance in a series of forty-eight (48) equal monthly installments upon completion of each additional month of employment with Amyris Brasil thereafter. Any option(s) granted to you will be subject to the then-current terms and conditions of Amyris US's employee stock option plan and agreement.

In addition, you will receive 40,000 Restricted Share Units (RSUs) of Amyris US stock. Such shares would vest with the same schedule as your option grant mentioned above. Any RSUs granted to you will be subject to the then-current terms and conditions of Amyris US employee stock plan and agreement.

6. Benefits
You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris Brasil. In addition, you will receive the following benefits:

•	Car: Amyris Brasil will acquire your current vehicle at a predetermined fair market value

•	Car Fuel: Provided by Amyris Brasil under standard plan to Amyris Brasil executives

•	Medical Plan: Standard plan provided to Amyris Brasil executives

•	Dental Care Program: Standard plan provided to Amyris Brasil executives

•	Pharmacy and Drugstore: Standard plan provided to Amyris Brasil executives

•	Life Insurance: Standard plan provided to Amyris Brasil executives

•	Cellular Phone: Standard plan provided to Amyris Brasil executives.

7. Termination of Employment
If you resign your employment with Amyris Brasil or if Amyris Brasil terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris Brasil terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris Brasil, and (ii) returning to Amyris Brasil all of its property and confidential information that is in your possession, you will receive the following:

(A) Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris Brasil, provided that these payments will be terminated as of the date you commence employment with another employer or engage or participate in any consulting or advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity (each, an "Engagement");

(B) If you elect to continue your health insurance coverage following the termination of your employment, then Amyris Brasil shall pay your monthly premium until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris Brasil or any other Engagement; and

(C) If your employment is terminated by Amyris Brasil for any reason other than for Cause within your first year of employment, a portion of your option granted under Section 5 above will vest as follows: the number of shares that shall vest shall be equal to the number obtained by multiplying the number of shares of common stock subject to the option granted pursuant to Section 5 by a fraction, the numerator of which shall be the number of complete months you have been employed by Amyris Brasil up to the date of termination and the denominator of which shall be 60.

You will notify Amyris Brasil in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris Brasil or Amyris US or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing. These salary and benefits continuance benefits are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.1

For all purposes under this Agreement, a termination for "Cause" shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris Brasil, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris Brasil, (iii) conviction or plea of no contest to a felony or to a misdemeanor involving moral turpitude under the laws of the Brazil, the United Sates or any State, (iv) fraud or misappropriation of property belonging to Amyris Brasil or its affiliates, (v) non-performance, non-compliance or interference with any third party's performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris Brasil or with a former employer, (vi) your failure to satisfactorily perform your duties as assigned from time to time by Amyris Brasil after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

8. Change of Control
If, during your employment with Amyris Brasil, there is a Change of Control event (as defined below), and Amyris Brasil terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 7, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Section 7 above.

"Change of Control" shall mean (i) a merger, reorganization, consolidation or other transaction

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1 Depending on the size of the option grant and the value of the shares at termination, the severance payments may become subject to IRC Section 280G.

(or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris US is transferred by the holders of Amyris US's outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris US, or (iii) any other transaction or series of related transactions, in which Amyris US's stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.

"Constructive Termination" shall mean a resignation of your employment within thirty (30) days of the occurrence of any of the following events which occurs within six (6) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all or substantially all executive officers of Amyris Brasil, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control.

9. Amyris Brasil's Policies
As an employee of Amyris Brasil, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

10. "At-Will" Employment
Employment with Amyris Brasil is "at-will". This means that it is not for any specified period of time and can be terminated by you or by Amyris Brasil at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris Brasil's personnel policies and procedures, may be changed at any time in the sole discretion of Amyris Brasil. However, the "at-will" nature of your employment shall remain unchanged during your tenure as an employee of Amyris Brasil and may not be changed, except in an express writing signed by you and by Amyris US's Chief Executive Officer.

11. Full-Time Service to Amyris Brasil
Amyris Brasil requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris Brasil. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris Brasil, you must first receive permission from the Chief Executive Officer of Amyris US.

12. Conditions of Offer
In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in Brazil on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement ("PIIA") without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person or entity that may be an impediment to your employment with, or your providing services to, Amyris Brasil as its employee; and (ii) you have not and shall not bring onto Amyris Brasil's premises, or use in the course of your employment with Amyris Brasil, any confidential or proprietary information of another person or entity to whom you previously provided services.

13. Entire Agreement
Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the "Offer Documents") shall constitute the full and complete agreement between you and Amyris Brasil regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris Brasil or any representative or agent of Amyris Brasil regarding any aspect of your employment. Any change to the terms of your employment with Amyris Brasil, as set forth in this letter, must be in an individualized writing to you, signed by the Chief Executive Officer of Amyris US to be effective.

Please confirm your acceptance of this offer by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to me by February 25, 2011. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris Brasil. If you have any questions, please do not hesitate to contact me at (510) 740-7440.

Sincerely,

/s/ John G. Melo
John G. Melo
Chief Executive Officer
Amyris US

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Paulo Diniz                    February 16, 2011
Paulo Diniz                    Date